LITMAN GREGORY FUNDS TRUST

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

(12b-1 Plan)

The following Distribution Plan (the “Plan”) has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”), by Litman Gregory Funds Trust f/k/a The Masters’ Select Funds Trust (the “Trust”), a Delaware statutory trust, on behalf of the Funds listed on Appendix B (the “Funds”), each a series of the Trust. The Plan has been approved by a majority of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, as such term is defined in Section 2(a)(19) of the Act, and who have no direct or indirect financial interest in the operation of the Plan or in any Rule 12b-1 Agreement (as defined below) (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such Plan.

In approving the Plan, the Board of Trustees determined that adoption of the Plan would be prudent and in the best interests of each Fund and its shareholders. Such approval by the Board of Trustees included a determination, in the exercise of its reasonable business judgment and in light of its fiduciary duties, that there is a reasonable likelihood that the Plan will benefit each Fund and the shareholders of each class of shares covered by the Plan (the “Covered Shares”).

The provisions of the Plan are as follows:

1.	PAYMENTS BY THE FUND TO PROMOTE THE SALE OF FUND SHARES

The Trust, on behalf of each Fund, will pay ALPS Distributors, Inc. (the “Distributor”), as principal distributor of the Fund’s shares, a distribution and shareholder servicing fee as shown on Appendix B in connection with the promotion and distribution of Fund shares and the provision of personal services to shareholders, including, but not necessarily limited to, advertising, compensation to underwriters, dealers and selling personnel, the printing and mailing of prospectuses to other than current Fund shareholders, and the printing and mailing of sales literature. The Distributor may pay all or a portion of these fees to any registered securities dealer, financial institution or any other person (the “Recipient”) who renders assistance in distributing or promoting the sale of shares, or who provides certain shareholder services, pursuant to a written agreement (the “Rule 12b-1 Agreement”), a form of which is attached hereto as Appendix A with respect to the Fund. To the extent not so paid by the Distributor such amounts may be retained by the Distributor. Payment of these fees shall be made monthly promptly following the close of the month.

2.	RULE 12B-1 AGREEMENTS

(a) No Rule 12b-1 Agreement shall be entered into with respect to a Fund and no payments shall be made pursuant to any Rule 12b-1 Agreement, unless such Rule 12b-1 Agreement is in writing and the form of which has first been delivered to and approved by a vote of a majority of the Trust’s Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement. The form of Rule 12b-1 Agreement relating to the Fund attached hereto as Appendix A has been approved by the Trust’s Board of Trustees as specified above.

(b) Any Rule 12b-1 Agreement shall describe the services to be performed by the Recipient and shall specify the amount of, or the method for determining, the compensation to the Recipient.

(c) No Rule 12b-1 Agreement may be entered into unless it provides (i) that it may be terminated with respect to each Fund at any time, without the payment of any penalty, by vote of a majority of the shareholders of each Fund’s Covered Shares, or by vote of a majority of the Independent Trustees, on not more than 60 days’ written notice to the other party to the Rule 12b-1 Agreement, and (ii) that it shall automatically terminate in the event of its assignment (as defined in the Act and related rules and Securities and Exchange Commission interpretations thereof).

(d) Any Rule 12b-1 Agreement shall continue in effect for a period of more than one year from the date of its execution only if such continuance is specifically approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such Rule 12b-1 Agreement.

3.	QUARTERLY REPORTS

The Distributor shall provide to the Board of Trustees, and the Trustees shall review at least quarterly, a written report of all amounts expended pursuant to the Plan. This report shall include the identity of the Recipient of each payment and the purpose for which the amounts were expended and such other information as the Board of Trustees may reasonably request.

4.	EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective immediately upon approval by the vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the approval of the Plan. The Plan shall continue in effect with respect to the Fund for a period of one year from its effective date unless terminated pursuant to its terms. Thereafter, the Plan shall continue with respect to the Fund from year to year, provided that such continuance is approved at least annually by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such continuance. The Plan, or any Rule 12b-1 agreement, may be terminated with respect to the Fund at any time, without penalty, on not more than sixty (60) days’ written notice by a majority vote of the shareholders of each Fund’s Covered Shares, or by vote of a majority of the Independent Trustees.

5.	SELECTION OF INDEPENDENT TRUSTEES

During the period in which the Plan is effective, the selection and nomination of those Trustees who are Independent Trustees of the Trust shall be committed to the discretion of the Independent Trustees.

6.	AMENDMENTS

All material amendments of the Plan shall be in writing and shall be approved by a vote of a majority of the Board of Trustees, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment. In addition, the Plan may not be amended to increase materially the amount to be expended by each Fund hereunder without the approval by a majority vote of the shareholders of each Fund’s Covered Shares.

7.	RECORDKEEPING

The Trust shall preserve copies of the Plan, any Rule 12b-1 Agreement and all reports made pursuant to Section 3 for a period of not less than six years from the date of this Plan, any such Rule 12b-1 Agreement or such reports, as the case may be, the first two years in an easily accessible place.

Adopted: February 25, 2009

Amended:

August 31, 2011

September 4, 2014

August 28, 2018

April 29, 2019

August 29, 2019

October 30, 2020

September 2, 2021

January 12, 2022

APPENDIX A TO

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

OF LITMAN GREGORY FUNDS TRUST

Rule 12b-1 Related Agreement

ALPS DISTRIBUTORS, INC.

1290 Broadway, Suite 1100

Denver, CO 80203

Re: Litman Gregory Funds Trust

Ladies and Gentlemen:

This letter will confirm our understanding and agreement with respect to payments to be made to you pursuant to a Distribution and Shareholder Servicing Plan (the “Plan”) adopted by Litman Gregory Funds Trust (the “Trust”), on behalf of the Funds listed on Schedule A (the “Funds”), a series of the Trust, pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”). The Plan and this related agreement (the “Rule 12b-1 Agreement”) have been approved by a majority of the Board of Trustees of the Trust, including a majority of the Board of Trustees who are not “interested persons” of the Trust, as defined in the Act, and who have no direct or indirect financial interest in the operation of the Plan or in this or any other Rule 12b-1 Agreement (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting thereon. Such approval included a determination by the Board of Trustees that, in the exercise of its reasonable business judgment and in light of its fiduciary duties, there is a reasonable likelihood that the Plan will benefit the holders of the shares of each Fund covered by the Plan (the “Covered Shares”).

1. To the extent you provide distribution and marketing services in the promotion of the Fund’s Covered Shares and/or services to the holders of Covered Shares, including furnishing services and assistance to your customers who invest in and own Covered Shares, including, but not limited to, answering routine inquiries regarding the Fund and assisting in changing account designations and addresses, we shall pay you a fee as described on Schedule A. We reserve the right to increase, decrease or discontinue the fee at any time in our sole discretion upon written notice to you.

You agree that all activities conducted under this Rule 12b-1 Related Agreement will be conducted in accordance with the Plan, as well as all applicable state and federal laws, including the Act, the Securities Exchange Act of 1934, the Securities Act of 1933, the U.S. Patriot Act of 2001 and any applicable rules of the National Association of Securities Dealers, Inc.

2. You shall furnish us with such information as shall reasonably be requested either by the Trustees of the Fund or by us with respect to the services provided and the fees paid to you pursuant to this Rule 12b-1 Agreement.

3. We shall furnish to the Board of Trustees, for its review, on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

4. This Rule 12b-1 Agreement may be terminated by the vote of (a) a majority of the holders of Covered Shares, or (b) a majority of the Independent Trustees, on 60 days’ written notice, without payment of any penalty. In addition, this Rule 12b-1 Agreement will be terminated by any act which terminates the Plan or the Distribution Agreement between the Trust and us and shall terminate immediately in the event of its assignment. This Rule 12b-1 Agreement may be amended by us upon written notice to you, and you shall be deemed to have consented to such amendment upon effecting any purchases of Covered Shares for your own account or on behalf of any of your customer’s accounts following your receipt of such notice.

5. This Rule 12b-1 Agreement shall become effective on the date accepted by you and shall continue in full force and effect so long as the continuance of the Plan and this Rule 12b-1 Agreement are approved at least annually by a vote of the Board of Trustees of the Trust and of the Independent Trustees, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or faxed to you at the address specified by you below.

ALPS Distributors, Inc.

By:
(Name and Title)

Accepted:

(Dealer or Service Provider Name)

(Street Address)

(City)(State)(ZIP)

(Telephone No.)

(Facsimile No.)

By:
(Name and Title)

Schedule A

to the

Rule 12b-1 Related Agreement

For all services rendered pursuant to the Rule 12b-1 Agreement, we shall pay you a fee calculated as follows:

Fee of 0.25% of the average daily net assets of each Fund covered by the Plan (computed on an annual basis) which are owned of record by your firm as nominee for your customers or which are owned by those customers of your firm whose records, as maintained by the Trust or its agent, designate your firm as the customer’s dealer or service provider of record.

We shall make the determination of the net asset value, which determination shall be made in the manner specified in the Fund’s current prospectus, and pay to you, on the basis of such determination, the fee specified above, to the extent permitted under the Plan.

APPENDIX B TO

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

OF

LITMAN GREGORY FUNDS TRUST

FUNDS	CLASSES	12b-1 Fee (as a % of Avg. Net Assets

iMGP Equity Fund	Institutional Class Shares	NONE

iMGP International Fund	Institutional Class Shares	NONE

iMGP Alternative Strategies Fund	Institutional Class Shares Investor Class Shares*	NONE 0.25%

iMGP High Income Alternatives Fund	Institutional Class Shares	NONE

iMGP SBH Focused Small Value Fund	Institutional Class Shares	NONE

iMGP Oldfield International Value Fund	Institutional Class Shares	NONE

iMGP Dolan McEniry Corporate Bond Fund	Institutional Class Shares Investor Class Shares*	NONE 0.25%

iMGP DBi Hedge Strategy ETF	N/A*	0.25%

iMGP DBi Managed Futures Strategy ETF	N/A*	0.25%

iMGP RBA Responsible Global Allocation ETF	N/A*	0.25%

*	Covered Shares.